Exhibit 99.1

October 30, 2024 FOR IMMEDIATE RELEASE
Investor Contact: Mark Warren (205) 298-3220 Media Contact: Jack Bonnikson (205) 298-3220

VULCAN REPORTS THIRD QUARTER 2024 RESULTS

Solid Execution Drives Margin Expansion Despite Extreme Weather Disruptions

Uniquely Positioned Aggregates Business Supports Earnings Growth

Birmingham, Alabama – October 30, 2024 – Vulcan Materials Company (NYSE: VMC), the nation’s largest producer of construction aggregates, today announced results for the quarter ended September 30, 2024.

Financial Highlights Include:

	Third Quarter		Year-to-Date		Trailing-Twelve Months
Amounts in millions, except per unit data	2024	2023	2024	2023	2024	2023
Total revenues	$2,004	$2,186	$5,564	$5,948	$7,398	$7,680
Gross profit	$565	$591	$1,462	$1,476	$1,935	$1,826
Selling, Administrative and General (SAG)	$129	$144	$393	$400	$535	$527
As % of Total revenues	6.4%	6.6%	7.1%	6.7%	7.2%	6.9%
Net earnings attributable to Vulcan	$208	$276	$618	$706	$846	$825
Adjusted EBITDA	$581	$602	$1,507	$1,535	$1,983	$1,910
Adjusted EBITDA Margin	29.0%	27.6%	27.1%	25.8%	26.8%	24.9%
Earnings attributable to Vulcan from continuing operations per diluted share	$1.57	$2.09	$4.68	$5.34	$6.40	$6.25
Adjusted earnings attributable to Vulcan from continuing operations per diluted share	$2.22	$2.29	$5.37	$5.54	$6.83	$6.62
Aggregates segment
Shipments (tons)	57.7	64.0	166.0	179.2	221.4	233.5
Freight-adjusted sales price per ton	$21.27	$19.31	$20.98	$18.92	$20.57	$18.47
Gross profit per ton	$8.63	$7.95	$8.01	$7.32	$7.93	$7.03
Cash gross profit per ton	$10.89	$9.92	$10.31	$9.32	$10.22	$9.06

Tom Hill, Vulcan Materials’ Chairman and Chief Executive Officer, said, “Results and activities in the third quarter evidence the consistent execution of our two-pronged strategy to generate durable growth.  We continue to enhance our core through expansion of our industry-leading aggregates cash gross profit per ton, which increased 10 percent in the third quarter and has grown by double-digits for eight consecutive quarters.  We also recently announced the acquisition of Wake Stone Corporation, a leading pure-play aggregates producer, that will expand our reach in high-growth geographies in the Carolinas.  Our Vulcan Way of Selling and Vulcan Way of Operating disciplines remain fundamental to compounding profitability across our franchise and successfully integrating new operations.”

October 30, 2024
FOR IMMEDIATE RELEASE
Third Quarter Segment Results

Aggregates
Third quarter segment gross profit was $498 million ($8.63 per ton), and gross profit margin expanded 40 basis points.  Cash gross profit per ton improved 10 percent to $10.89 per ton, despite lower shipments and harsh weather conditions throughout the quarter.  Improvements in unit profitability were widespread across the Company’s footprint.

Aggregates shipments decreased 10 percent as compared to the prior year’s third quarter.  Shipments across the Southeast were impacted by significant rainfall in July, followed by numerous hurricanes and severe storms in August and September.  The prior year’s third quarter included fewer severe weather events.

The pricing environment remained positive across the footprint.  Freight-adjusted selling prices increased 10 percent as compared to the prior year.  Freight-adjusted unit cash cost of sales was negatively impacted by lower volume and challenging weather-affected operating conditions; freight-adjusted cash cost of sales dollars remained flat compared to the prior year.

Asphalt and Concrete
Asphalt segment gross profit was $60 million, and cash gross profit was $72 million, a 12 percent improvement over the prior year.  Shipments increased slightly as compared to the prior year, and price improved 6 percent.  Concrete segment gross profit was $7 million, and cash gross profit was $17 million.  The prior year’s third quarter included results from the previously divested concrete assets in Texas, which accounted for the majority of the year-over-year decline in cash gross profit.

Selling, Administrative and General (SAG) and Other Items
SAG expense was $129 million compared to $144 million in the prior year’s third quarter.  As a percent of total revenues, SAG expense was 6.4 percent and 20 basis points lower than the prior year’s third quarter.

This year’s third quarter included a pretax charge of $87 million ($84 million after-tax) resulting from the write-off of goodwill for the Company’s concrete assets in Northern California.

Financial Position, Liquidity and Capital Allocation
The Company remains well positioned for continued growth with a strong liquidity position and balance sheet profile.  As of September 30, 2024, the ratio of total debt to trailing-twelve months Adjusted EBITDA was 1.7 times and below the Company’s target range of 2.0 to 2.5 times.  On a trailing-twelve months basis, return on invested capital improved 70 basis points over the prior year to 16.1 percent.

Capital expenditures were $104 million in the third quarter and $402 million on a year-to-date basis.  For the full year, the Company expects to spend between $625 and $650 million for maintenance and growth projects.  During the quarter, the Company returned $61 million to shareholders through dividends, a 6 percent increase versus the prior year’s third quarter.

October 30, 2024
FOR IMMEDIATE RELEASE
The acquisition of Wake Stone Corporation is consistent with our disciplined capital allocation priorities and aggregates-led strategy of continuing to expand our reach to better serve more high-growth regions in the United States.  The acquisition is expected to provide more than 60 years of quality hard rock reserves.  The Company expects to close the transaction during the fourth quarter of this year, subject to satisfaction of customary closing conditions.

Outlook
Regarding the Company’s current year outlook, Mr. Hill said, “While significant weather disruptions have impacted construction activity through the first nine months of the year, overall demand fundamentals continue to underpin long-term growth.  The pricing environment remains positive, and we continue to execute well.  Given the decline in shipments to date and continued weather events so far in the fourth quarter, we now expect full-year Adjusted EBITDA of approximately $2 billion.

Mr. Hill continued, “As we look to 2025, we expect aggregates price to improve high-single digits, cost to benefit from our Vulcan Way of Operating disciplines and moderating inflation and, most importantly, cash gross profit per ton to continue expanding at double-digit levels.  A demand backdrop underpinned by growth in public construction activity and an improving private demand environment should lead to volume growth in 2025.  Our steadfast focus to execute at the highest level – both commercially and operationally – positions us well to capitalize on improving volume and grow earnings.”

Conference Call
Vulcan will host a conference call at 10:00 a.m. CT on October 30, 2024.  A webcast will be available via the Company’s website at www.vulcanmaterials.com.  Investors and other interested parties may access the teleconference live by calling 800-274-8461, or 203-518-9814 if outside the U.S.  The conference ID is 4730253.  The conference call will be recorded and available for replay at the Company’s website approximately two hours after the call.

About Vulcan Materials Company
Vulcan Materials Company, a member of the S&P 500 Index with headquarters in Birmingham, Alabama, is the nation's largest supplier of construction aggregates – primarily crushed stone, sand and gravel – and a major producer of aggregates-based construction materials, including asphalt and ready-mixed concrete.  For additional information about Vulcan, go to www.vulcanmaterials.com.

Non-GAAP Financial Measures
Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures, other than the reconciliation of Projected Adjusted EBITDA as included in Appendix 2 hereto. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

October 30, 2024
FOR IMMEDIATE RELEASE
FORWARD-LOOKING STATEMENT DISCLAIMER
This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements.  Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales.  These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may” or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements.  The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: general economic and business conditions; domestic and global political, economic or diplomatic developments; a pandemic, epidemic or other public health emergency; Vulcan’s dependence on the construction industry, which is subject to economic cycles; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for private residential and private nonresidential construction; changes in Vulcan’s effective tax rate; the increasing reliance on information technology infrastructure, including the risks that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber-attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; international business operations and relationships, including recent actions taken by the Mexican government with respect to Vulcan’s property and operations in that country; the highly competitive nature of the construction industry; the impact of future regulatory or legislative actions, including those relating to climate change, biodiversity, land use, wetlands, greenhouse gas emissions, the definition of minerals, tax policy and domestic and international trade; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena, including the impact of climate change and availability of water; availability and cost of trucks, railcars, barges and ships as well as their licensed operators for transport of Vulcan’s materials; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; labor relations, shortages and constraints; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans; the impact of environmental cleanup costs and other liabilities relating to existing and/or divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan’s ability to manage and successfully integrate acquisitions; Vulcan’s proposed acquisition of Wake Stone Corporation (“Wake Stone”), including: (1) Vulcan’s ability to complete the transaction on the proposed terms or on the anticipated timeline, or at all, including risks and uncertainties related to securing the necessary approvals and the satisfaction of other closing conditions to consummate the proposed transaction; (2) the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive merger agreement relating to the proposed transaction; (3) failure to realize the expected benefits of the proposed transaction; (4) significant transaction costs and/or unknown or inestimable liabilities; (5) the risk that Wake Stone’s business will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; (6) risks related to future opportunities and plans for the combined company; (7) disruption from the proposed transaction, making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers; and (8) the possibility that, if Vulcan does not achieve the perceived benefits of the proposed transaction as rapidly or to the extent anticipated by financial analysts or investors, the market price of Vulcan’s common stock could decline; the effect of changes in tax laws, guidance and interpretations; significant downturn in the construction industry may result in the impairment of goodwill or long-lived assets; changes in technologies, which could disrupt the way Vulcan does business and how Vulcan’s products are distributed; the risks of open pit and underground mining; expectations relating to environmental, social and governance considerations; claims that our products do not meet regulatory requirements or contractual specifications; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC.  All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Source: Vulcan Materials Company

				Table A
Vulcan Materials Company and Subsidiary Companies
	(in millions, except per share data)
	Three Months Ended		Nine Months Ended
Consolidated Statements of Earnings	September 30		September 30
(Condensed and unaudited)	2024	2023	2024	2023

Total revenues	$2,003.9	$2,185.8	$5,564.0	$5,947.6
Cost of revenues	(1,438.7)	(1,594.8)	(4,101.6)	(4,471.3)
Gross profit	565.2	591.0	1,462.4	1,476.3
Selling, administrative and general expenses	(129.1)	(143.9)	(393.0)	(400.4)
Gain on sale of property, plant & equipment and businesses	0.2	4.3	4.6	22.8
Loss on impairments	(86.6)	(28.3)	(86.6)	(28.3)
Other operating expense, net	(12.6)	(4.2)	(23.9)	(13.1)
Operating earnings	337.1	418.9	963.5	1,057.3
Other nonoperating expense, net	(3.8)	(6.4)	(12.7)	(5.3)
Interest expense, net	(38.4)	(46.6)	(117.7)	(142.2)
Earnings from continuing operations before income taxes	294.9	365.9	833.1	909.8
Income tax expense	(85.2)	(85.8)	(208.5)	(194.4)
Earnings from continuing operations	209.7	280.1	624.6	715.4
Loss on discontinued operations, net of tax	(1.3)	(2.8)	(5.0)	(8.6)
Net earnings	208.4	277.3	619.6	706.8
Earnings attributable to noncontrolling interest	(0.8)	(0.8)	(1.4)	(1.0)
Net earnings attributable to Vulcan	$207.6	$276.5	$618.2	$705.8

Basic earnings (loss) per share attributable to Vulcan
Continuing operations	$1.58	$2.10	$4.71	$5.37
Discontinued operations	$(0.01)	$(0.02)	$(0.04)	$(0.07)
Net earnings	$1.57	$2.08	$4.67	$5.30

Diluted earnings (loss) per share attributable to Vulcan
Continuing operations	$1.57	$2.09	$4.68	$5.34
Discontinued operations	$(0.01)	$(0.02)	$(0.03)	$(0.06)
Net earnings	$1.56	$2.07	$4.65	$5.28

Weighted-average common shares outstanding
Basic	132.2	133.0	132.3	133.1
Assuming dilution	133.0	133.7	133.1	133.7
Effective tax rate from continuing operations	28.9%	23.4%	25.0%	21.4%

	Table B
Vulcan Materials Company and Subsidiary Companies
			(in millions)
Consolidated Balance Sheets	September 30	December 31	September 30
(Condensed and unaudited)	2024	2023	2023
Assets
Cash and cash equivalents	$433.2	$931.1	$340.0
Restricted cash	1.1	18.1	5.0
Accounts and notes receivable
Accounts and notes receivable, gross	1,030.9	903.3	1,199.2
Allowance for credit losses	(13.5)	(13.6)	(14.7)
Accounts and notes receivable, net	1,017.4	889.7	1,184.5
Inventories
Finished products	505.9	494.4	448.1
Raw materials	62.2	51.2	50.5
Products in process	11.1	6.5	8.6
Operating supplies and other	68.5	63.5	63.4
Inventories	647.7	615.6	570.6
Other current assets	113.5	70.4	106.0
Assets held for sale	0.0	0.0	495.1
Total current assets	2,212.9	2,524.9	2,701.2
Investments and long-term receivables	31.4	31.3	31.2
Property, plant & equipment
Property, plant & equipment, cost	12,350.5	11,835.5	11,610.4
Allowances for depreciation, depletion & amortization	(5,937.0)	(5,617.8)	(5,498.4)
Property, plant & equipment, net	6,413.5	6,217.7	6,112.0
Operating lease right-of-use assets, net	508.3	511.7	521.5
Goodwill	3,450.0	3,531.7	3,531.7
Other intangible assets, net	1,448.3	1,460.7	1,471.8
Other noncurrent assets	287.5	267.7	251.1
Total assets	$14,351.9	$14,545.7	$14,620.5
Liabilities
Current maturities of long-term debt	0.5	0.5	0.5
Trade payables and accruals	352.6	390.4	412.8
Other current liabilities	421.0	406.7	440.8
Liabilities of assets held for sale	0.0	0.0	10.1
Total current liabilities	774.1	797.6	864.2
Long-term debt	3,329.2	3,877.3	3,874.3
Deferred income taxes, net	1,000.3	1,028.9	1,068.3
Deferred revenue	139.4	145.3	147.4
Noncurrent operating lease liabilities	503.5	507.4	516.0
Other noncurrent liabilities	712.3	681.3	685.1
Total liabilities	$6,458.8	$7,037.8	$7,155.3
Equity
Common stock, $1 par value	132.1	132.1	132.9
Capital in excess of par value	2,895.0	2,880.1	2,862.4
Retained earnings	4,980.7	4,615.0	4,595.0
Accumulated other comprehensive loss	(138.8)	(143.8)	(149.7)
Total shareholder's equity	7,869.0	7,483.4	7,440.6
Noncontrolling interest	24.1	24.5	24.6
Total equity	$7,893.1	$7,507.9	$7,465.2
Total liabilities and equity	$14,351.9	$14,545.7	$14,620.5

	Table C
Vulcan Materials Company and Subsidiary Companies
		(in millions)
		Nine Months Ended
Consolidated Statements of Cash Flows		September 30
(Condensed and unaudited)	2024	2023
Operating Activities
Net earnings	$619.6	$706.8
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	468.4	464.4
Noncash operating lease expense	38.6	40.7
Net gain on sale of property, plant & equipment and businesses	(4.6)	(22.8)
Loss on impairments	86.6	28.3
Contributions to pension plans	(7.1)	(5.6)
Share-based compensation expense	39.9	43.5
Deferred income taxes, net	(30.3)	(6.0)
Changes in assets and liabilities before initial effects of business acquisitions and dispositions	(246.5)	(206.0)
Other, net	4.9	11.9
Net cash provided by operating activities	$969.5	$1,055.2
Investing Activities
Purchases of property, plant & equipment	(441.0)	(666.3)
Proceeds from sale of property, plant & equipment	5.6	26.2
Proceeds from sale of businesses	0.2	130.0
Payment for businesses acquired, net of acquired cash and adjustments	(206.4)	0.9
Other, net	(0.2)	0.0
Net cash used for investing activities	$(641.8)	$(509.2)
Financing Activities
Proceeds from short-term debt	8.1	166.1
Payment of short-term debt	(8.0)	(266.1)
Payment of current maturities and long-term debt	(550.5)	(550.5)
Proceeds from issuance of long-term debt	0.0	550.0
Debt issuance and exchange costs	(3.5)	(3.4)
Payment of finance leases	(10.0)	(17.2)
Purchases of common stock	(68.8)	(49.9)
Dividends paid	(183.6)	(171.6)
Share-based compensation, shares withheld for taxes	(24.5)	(19.9)
Distribution to noncontrolling interest	(1.8)	0.0
Net cash used for financing activities	$(842.6)	$(362.5)
Net increase (decrease) in cash and cash equivalents and restricted cash	(514.9)	183.5
Cash and cash equivalents and restricted cash at beginning of year	949.2	161.5
Cash and cash equivalents and restricted cash at end of period	$434.3	$345.0

	Table D
Segment Financial Data and Unit Shipments
(in millions, except per unit data)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2024	2023	2024	2023
Total Revenues
Aggregates [1]	$1,572.4	$1,628.4	$4,477.3	$4,505.9
Asphalt [2]	381.1	347.2	918.5	854.3
Concrete	174.4	364.6	489.9	993.3
Segment sales	$2,127.9	$2,340.2	$5,885.7	$6,353.5
Aggregates intersegment sales	(124.0)	(154.4)	(321.7)	(405.9)
Total revenues	$2,003.9	$2,185.8	$5,564.0	$5,947.6
Gross Profit
Aggregates	$498.5	$509.1	$1,330.3	$1,312.3
Asphalt	60.2	55.9	123.9	113.3
Concrete	6.5	26.0	8.2	50.7
Total	$565.2	$591.0	$1,462.4	$1,476.3
Depreciation, Depletion, Accretion and Amortization
Aggregates	$130.3	$125.6	$381.8	$357.6
Asphalt	12.0	8.8	31.9	26.7
Concrete	10.9	20.5	34.9	60.4
Other	7.5	6.2	19.8	19.7
Total	$160.7	$161.1	$468.4	$464.4
Average Unit Sales Price and Unit Shipments
Aggregates
Freight-adjusted revenues [3]	$1,228.0	$1,235.7	$3,482.0	$3,390.7
Aggregates - tons	57.7	64.0	166.0	179.2
Freight-adjusted sales price [4]	$21.27	$19.31	$20.98	$18.92
Other Products
Asphalt Mix - tons	4.1	4.0	10.2	10.1
Asphalt Mix - sales price [5]	$80.88	$76.22	$79.42	$75.37

Ready-mixed concrete - cubic yards	0.9	2.1	2.7	6.0
Ready-mixed concrete - sales price [5]	$185.61	$169.98	$182.88	$165.27

[1]
Includes product sales (crushed stone, sand and gravel, sand, and other aggregates), as well as freight & delivery costs that we pass along to our customers, and service revenues related to aggregates.

[2]	Includes product sales, as well as service revenues from our asphalt construction paving business.
[3]
Freight-adjusted revenues are Aggregates segment sales excluding freight & delivery revenues and other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business.

[4]	Freight-adjusted sales price is calculated as freight-adjusted revenues divided by aggregates unit shipments.
[5]	Sales price is calculated by dividing revenues generated from the shipment of product (excluding service revenues generated by the segments) by total units of the product shipped.

Appendix 1

Reconciliation of Non-GAAP Measures

Aggregates segment freight-adjusted revenues is not a Generally Accepted Accounting Principle (GAAP) measure and should not be considered as an alternative to metrics defined by GAAP. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities. It also excludes other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business. Additionally, we use this metric as the basis for calculating the average sales price of our aggregates products. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Freight-Adjusted Revenues

(in millions, except per ton data)
	Three Months Ended		Nine Months Ended		Trailing Twelve Months Ended
		September 30		September 30		September 30
	2024	2023	2024	2023	2024	2023
Aggregates segment
Segment sales	$1,572.4	$1,628.4	$4,477.3	$4,505.9	$5,890.3	$5,767.6
Freight & delivery revenues [1]	(320.5)	(366.3)	(922.4)	(1,040.8)	(1,231.8)	(1,359.0)
Other revenues	(23.9)	(26.4)	(72.9)	(74.4)	(105.9)	(96.7)
Freight-adjusted revenues	$1,228.0	$1,235.7	$3,482.0	$3,390.7	$4,552.6	$4,311.9
Unit shipments - tons	57.7	64.0	166.0	179.2	221.4	233.5
Freight-adjusted sales price	$21.27	$19.31	$20.98	$18.92	$20.57	$18.47

[1]	At the segment level, freight & delivery revenues include intersegment freight & delivery (which are eliminated at the consolidated level) and freight to remote distribution sites.

GAAP does not define "cash gross profit," and it should not be considered as an alternative to earnings measures defined by GAAP. We and the investment community use this metric to assess the operating performance of our business. Additionally, we present this metric as we believe that it closely correlates to long-term shareholder value. Cash gross profit adds back noncash charges for depreciation, depletion, accretion and amortization to gross profit. Segment cash gross profit per unit is computed by dividing segment cash gross profit by units shipped. Segment cash cost of sales per unit is computed by subtracting segment cash gross profit per unit from segment freight-adjusted sales price. Reconciliation of these metrics to their nearest GAAP measures are presented below:

Cash Gross Profit

(in millions, except per ton data)
	Three Months Ended		Nine Months Ended		Trailing Twelve Months Ended
		September 30		September 30		September 30
	2024	2023	2024	2023	2024	2023
Aggregates segment
Gross profit	$498.5	$509.1	$1,330.3	$1,312.3	$1,754.8	$1,640.5
Depreciation, depletion, accretion and amortization	130.3	125.6	381.8	357.6	506.6	474.4
Cash gross profit	$628.8	$634.7	$1,712.1	$1,669.9	$2,261.4	$2,114.9
Unit shipments - tons	57.7	64.0	166.0	179.2	221.4	233.5
Gross profit per ton	$8.63	$7.95	$8.01	$7.32	$7.93	$7.03
Freight-adjusted sales price	$21.27	$19.31	$20.98	$18.92	$20.57	$18.47
Cash gross profit per ton	10.89	9.92	10.31	9.32	10.22	9.06
Freight-adjusted cash cost of sales per ton	$10.38	$9.39	$10.67	$9.60	$10.35	$9.41
Asphalt segment
Gross profit	$60.2	$55.9	$123.9	$113.3	$160.2	$130.4
Depreciation, depletion, accretion and amortization	12.0	8.8	31.9	26.7	40.8	35.8
Cash gross profit	$72.2	$64.7	$155.8	$140.0	$201.0	$166.2
Concrete segment
Gross profit	$6.5	$26.0	$8.2	$50.7	$19.7	$55.3
Depreciation, depletion, accretion and amortization	10.9	20.5	34.9	60.4	47.2	80.0
Cash gross profit	$17.4	$46.5	$43.1	$111.1	$66.9	$135.3

Appendix 2

Reconciliation of Non-GAAP Measures (Continued)

GAAP does not define "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA), and it should not be considered as an alternative to earnings measures defined by GAAP. We use this metric to assess the operating performance of our business and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. We adjust EBITDA for certain items to provide a more consistent comparison of earnings performance from period to period. Reconciliation of this metric to its nearest GAAP measure is presented below (numbers may not foot due to rounding):

EBITDA and Adjusted EBITDA

	(in millions)
	Three Months Ended		Nine Months Ended		Trailing Twelve Months Ended
		September 30		September 30		September 30
	2024	2023	2024	2023	2024	2023
Net earnings attributable to Vulcan	$207.6	$276.5	$618.2	$705.8	$845.6	$825.1
Income tax expense, including discontinued operations	84.7	84.8	206.7	191.3	311.0	218.8
Interest expense, net	38.4	46.6	117.7	142.2	155.1	189.8
Depreciation, depletion, accretion and amortization	160.7	161.1	468.4	464.4	620.9	616.9
EBITDA	$491.3	$569.0	$1,411.0	$1,503.8	$1,932.6	$1,850.7
Loss on discontinued operations	$1.8	$3.8	$6.8	$11.7	$9.8	$15.1
Gain (loss) on sale of real estate and businesses, net	0.0	0.0	0.0	(15.2)	(51.9)	2.2
Charges associated with divested operations	0.0	0.0	1.0	4.7	4.2	7.4
Acquisition related charges [1]	0.8	1.2	1.8	2.0	1.9	6.1
Loss on impairments	86.6	28.3	86.6	28.3	86.6	28.3
Adjusted EBITDA	$580.6	$602.2	$1,507.1	$1,535.1	$1,983.3	$1,909.8

[1]	Represents charges associated with acquisitions requiring clearance under federal antitrust laws.

Similar to our presentation of Adjusted EBITDA, we present Adjusted Diluted Earnings Per Share (EPS) attributable to Vulcan from continuing operations to provide a more consistent comparison of earnings performance from period to period. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below:

Adjusted Diluted EPS attributable to Vulcan from Continuing Operations (Adjusted Diluted EPS)

	Three Months Ended		Nine Months Ended		Trailing Twelve Months Ended
		September 30		September 30		September 30
	2024	2023	2024	2023	2024	2023
Net earnings attributable to Vulcan	$1.56	$2.07	$4.65	$5.28	$6.35	$6.17
Items included in Adjusted EBITDA above, net of tax	0.65	0.18	0.69	0.17	0.43	0.33
NOL carryforward valuation allowance	0.01	0.04	0.03	0.09	0.05	0.12
Adjusted diluted EPS attributable to Vulcan from continuing operations	$2.22	$2.29	$5.37	$5.54	$6.83	$6.62

Projected Adjusted EBITDA is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below:

2024 Projected Adjusted EBITDA

(in millions)
Mid-point
Net earnings attributable to Vulcan	$845
Income tax expense, including discontinued operations	274
Interest expense, net of interest income	155
Depreciation, depletion, accretion and amortization	630
Projected EBITDA	$1,904
Items included in Adjusted EBITDA above	96
Projected Adjusted EBITDA	$2,000

Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures, other than the reconciliation of Projected Adjusted EBITDA as noted above. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Appendix 3

Reconciliation of Non-GAAP Measures (Continued)

Net debt to Adjusted EBITDA is not a GAAP measure and should not be considered as an alternative to metrics defined by GAAP. We, the investment community and credit rating agencies use this metric to assess our leverage. Net debt subtracts cash and cash equivalents and restricted cash from total debt. Reconciliation of this metric to its nearest GAAP measure is presented below:

Net Debt to Adjusted EBITDA

			(in millions)
			September 30
	2024		2023
Debt
Current maturities of long-term debt	$0.5		$0.5
Long-term debt	3,329.2		3,874.3
Total debt	$3,329.7		$3,874.8
Cash and cash equivalents and restricted cash	(434.3)		(345.0)
Net debt	$2,895.4		$3,529.8
Trailing-Twelve Months (TTM) Adjusted EBITDA	$1,983.3		$1,909.8
Total debt to TTM Adjusted EBITDA	1.7	x	2.0	x
Net debt to TTM Adjusted EBITDA	1.5	x	1.8	x

We define “Return on Invested Capital” (ROIC) as Adjusted EBITDA for the trailing-twelve months divided by average invested capital (as illustrated below) during the trailing 5-quarters. Our calculation of ROIC is considered a non-GAAP financial measure because we calculate ROIC using the non-GAAP metric EBITDA. We believe that our ROIC metric is meaningful because it helps investors assess how effectively we are deploying our assets. Although ROIC is a standard financial metric, numerous methods exist for calculating a company’s ROIC. As a result, the method we use to calculate our ROIC may differ from the methods used by other companies. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below (numbers may not foot due to rounding):

Return on Invested Capital

		(dollars in millions)
	Trailing Twelve Months Ended
	September 30	September 30
	2024	2023
Adjusted EBITDA	$1,983.3	$1,909.8
Average invested capital
Property, plant & equipment, net	$6,273.7	$6,059.8
Goodwill	3,516.4	3,661.0
Other intangible assets	1,457.9	1,642.9
Fixed and intangible assets	$11,248.0	$11,363.7

Current assets	$2,264.6	$2,154.6
Cash and cash equivalents	(428.0)	(192.3)
Current tax	(36.4)	(41.7)
Adjusted current assets	1,800.2	1,920.6

Current liabilities	(785.8)	(946.7)
Current maturities of long-term debt	0.5	0.5
Short-term debt	19.0	82.4
Adjusted current liabilities	(766.3)	(863.8)
Adjusted net working capital	$1,033.9	$1,056.8

Average invested capital	$12,281.9	$12,420.5

Return on invested capital	16.1%	15.4%